Exhibit 10.2.3

EXECUTION VERSION

AMENDED AND RESTATED COLLATERAL MANAGEMENT AGREEMENT

dated as of July 1, 2023

by and between

GCP SG Warehouse 2022-1,
as Borrower

and

GC ADVISORS LLC,
as Collateral Manager

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TABLE OF CONTENTS

(continued)

		Page

Section 33.	Communications with Rating Agencies	37
Section 34.	Assignment and Assumption	37
Section 35.	Existing Agreement	38

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AMENDED AND RESTATED COLLATERAL MANAGEMENT AGREEMENT

This AMENDED AND RESTATED Collateral Management Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 1, 2023 is entered into by and between GCP SG Warehouse 2022-1, a statutory trust formed under the laws of the State of Delaware (the “Borrower”) and GC ADVISORS LLC, a limited liability company organized under the laws of the State of Delaware, as collateral manager (together with its successors and permitted assigns, “GC Advisors” and the “Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower and GC Investment Management LLC (the “GC Investment”) entered into that certain collateral management agreement, dated as of June 8, 2023 (the “Existing Agreement”);

WHEREAS, GC Investment desires to assign all of its rights, powers, duties, responsibilities and obligations as Collateral Manager under the Existing Agreement to GC Advisors and GC Advisors has agreed to assume such rights, powers, duties, responsibilities and obligations under the Existing Agreement, as amended and restated by this Agreement, in each case, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Borrower is party to that certain Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, the Subordinated Noteholders, Société Générale, as Administrative Agent (the “Administrative Agent”), and Wilmington Trust, National Association, as Collateral Agent (in such capacity, the “Collateral Agent”), Collateral Administrator, Custodian and Collateral Custodian;

WHEREAS, the Borrower intends to pledge the Pledged Collateral, as set forth in the Credit Agreement, to the Collateral Agent as security for the Obligations;

WHEREAS, the Borrower desires to appoint GC Advisors as the Collateral Manager to provide the services described herein and GC Advisors desires to accept such appointment;

WHEREAS, the Credit Agreement will permit the Borrower to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Borrower, certain investment management duties with respect to the acquisition, administration and disposition of Collateral in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Credit Agreement as the Borrower may from time to time reasonably request; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Agreement as follows:

Section 1.         Definitions.

(a)            As used in this Agreement:

“Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended.

“Aggregate Collateral Management Fee” shall have the meaning set forth in Section 8(a).

“Agreement” shall have the meaning set forth in the preamble.

“Approved Replacement Collateral Manager” means any entity proposed by either (i) the Administrative Agent in writing and approved by the Subordinated Noteholders or (ii) the Subordinated Noteholders in writing and approved by the Administrative Agent; provided that, subject to Sections 21, 22 and 23 herein, either the Administrative Agent or the Subordinated Noteholders may petition a court of competent jurisdiction for appropriate relief if such approval is unreasonably withheld, conditioned or delayed.

“Borrower” shall have the meaning set forth in the preamble.

“Borrower Indemnified Party” shall have the meaning set forth in Section 10(c).

“Cause” shall have the meaning set forth in Section 14(a).

“Client” shall mean, with respect to any specified Person, any Person or account for which the specified Person provides investment management services or investment advice.

“Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Collateral Management Fee” shall have the meaning set forth in Section 8(a).

“Collateral Management Fee Shortfall Amount” shall have the meaning set forth in Section 8(a).

“Collateral Manager” shall have the meaning set forth in the preamble.

“Collateral Manager Breaches” shall have the meaning set forth in Section 10(a).

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Cumulative Deferred Management Fee” shall have the meaning set forth in Section 8(a).

“Current Deferred Management Fee” shall have the meaning set forth in Section 8(a).

“Existing Agreement” shall have the meaning set forth in the recitals hereto.

“Expenses” shall have the meaning set forth in Section 10(b).

“Fee Basis Amount” shall mean, as of any date of determination, the Aggregate Maximum Principal Balance.

“GC Advisors” shall have the meaning set forth in the preamble.

“GC Investment” shall have the meaning set forth in the preamble.

“Instrument of Acceptance” shall have the meaning set forth in Section 12(c).

“Independent Review Party” shall have the meaning set forth in Section 5.

“Internal Policies” shall have the meaning set forth in Section 3(b).

“Liquidation Payment Date” shall mean any date or dates fixed by the Collateral Agent (at the direction of the Controlling Parties) for the application of proceeds of the Collateral in accordance with Section 6.4 of the Credit Agreement.

“Losses” shall have the meaning set forth in Section 10(b).

“Owner” shall mean, with respect to any Person, any direct or indirect shareholder, member, partner or other equity or beneficial owner thereof.

“Payment Date” shall mean any Liquidation Payment Date or Quarterly Payment Date, as applicable.

“Proceedings” shall have the meaning set forth in Section 22.

“Related Person” shall mean, with respect to any Person, the owners of the equity interests therein, directors, officers, employees, managers, agents and professional advisors thereof.

“Replacement Collateral Manager” shall have the meaning set forth in Section 12(d).

“Responsible Officer” shall mean, with respect to any Person, any duly authorized director, officer or manager of such Person with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party (which may contain contact information including an email address) as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Section 28(e)” shall have the meaning set forth in Section 3(b).

“Statement of Cause” shall have the meaning set forth in Section 14(a).

“Termination Notice” shall have the meaning set forth in Section 14(a).

“Transaction” shall mean any action taken by the Collateral Manager on behalf of the Borrower with respect to the Collateral, including, without limitation, (i) selecting the Collateral Loans and Eligible Investments to be acquired by the Borrower, (ii) investing and reinvesting the Collateral, (iii) amending, waiving and/or taking any other action commensurate with managing the Collateral and (iv) instructing the Collateral Agent with respect to any acquisition, disposition or tender of a Collateral Loan, Equity Security, Eligible Investment, asset held by any SPV Subsidiary or other assets received in respect thereof in the open market or otherwise by the Borrower.

“Trust Agreement” shall have the meaning set forth in the Credit Agreement.

(b)            Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement. Unless the context requires otherwise, references to “Section” mean a section of this Agreement.

Section 2.         General Duties and Authority of the Collateral Manager.

(a)            GC Advisors is hereby appointed as Collateral Manager of the Borrower for the purpose of performing certain investment management functions including, without limitation, supervising and directing the investment and reinvestment of the Collateral Loans and Eligible Investments and performing certain administrative and advisory functions on behalf of the Borrower in accordance with the applicable provisions of this Agreement and the other Loan Documents to which it is a party, and GC Advisors hereby accepts such appointment. Except as may otherwise be expressly provided in this Agreement or the Credit Agreement, the Collateral Manager will perform its obligations hereunder and under the Credit Agreement with reasonable care and in good faith, (i) using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients and (ii) in accordance with the Collateral Manager’s existing practices and procedures with respect to investing in assets of the nature and character of the Collateral. To the extent not inconsistent with the foregoing, the Collateral Manager will follow its customary standards, policies and procedures in performing its duties under this Agreement and the Credit Agreement; provided that the Collateral Manager shall not be liable for any loss or damages resulting from any failure to satisfy the standard of care set forth in this Section 2(a) except to the extent such failure would result in liability pursuant to Section 10(a).

(b)            Subject to Section 2(a), Section 2(c)(i), Section 2(e), Section 2(f), Section 5, Section 7 and Section 10 and to the applicable provisions of the Credit Agreement and of this Agreement, the Collateral Manager shall, and is hereby authorized to:

(i)            select the Collateral Loans and Eligible Investments to be acquired, sold, terminated or otherwise disposed of by the Borrower or any SPV Subsidiary;

(ii)            invest and reinvest the Collateral (provided that investments and reinvestments in Collateral Loans are subject to certain conditions and are not to be permitted after the Reinvestment Period);

(iii)          instruct the Collateral Agent with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Loan, Equity Security, Eligible Investment, asset held by any SPV Subsidiary or other assets received in respect thereof in the open market or otherwise by the Borrower; and

(iv)          perform all other tasks and may, in the Collateral Manager’s sole discretion, take all other actions that are specified, or not inconsistent with, the duties of the Collateral Manager set forth in the Credit Agreement or this Agreement.

The Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Credit Agreement in a manner which is consistent with the terms hereof and of the Credit Agreement. The Collateral Manager will not be bound to comply with any amendment to the Credit Agreement, however, until it has received a copy of any such amendment from the Borrower or the Administrative Agent.

Notwithstanding anything to the contrary in this Section 2(b), none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities or loans for the Borrower; (ii) the Collateral Manager providing investment banking services to the Borrower; (iii) the Collateral Manager having direct contact with, or actively soliciting or finding, outside investors to invest in the Borrower; or (iv) the Collateral Manager authorizing or causing the disbursement of money or other assets of the Borrower, except in accordance with this Agreement, the Credit Agreement, or any other Loan Documents or in connection with the acquisition, sale or disposal of the Borrower’s Collateral, it being understood that it is the intention of the parties that the Collateral Manager not take any action through the power of attorney granted hereby that would cause the Collateral Manager to have custody of the Borrower’s funds or securities within the meaning of Rule 206(4)-2 under the Advisers Act. Without limitation to the foregoing, in no event shall the Collateral Manager have authority to cause a disbursement (except in connection with the acquisition, sale or disposal of the Borrower’s Collateral) by the Borrower except upon the approval of the beneficial owners of the Borrower.

(c)            Subject to the provisions concerning its general duties and obligations as set forth in paragraphs (a) and (b) above and the terms of the Credit Agreement, the Collateral Manager shall provide, and is hereby authorized to provide, the following services to the Borrower:

(i)            The Collateral Manager shall perform the investment-related duties and functions (including, without limitation, the furnishing of Borrower Orders and certificates of Authorized Officers) as are expressly required hereunder and under the Credit Agreement with regard to acquisitions, sales or other dispositions of Collateral Loans, Equity Securities, Eligible Investments, assets held by any SPV Subsidiary and other assets permitted to be acquired or sold under, and subject to, the Credit Agreement (including any proceeds received by way of Offers, workouts and restructurings on assets owned by the Borrower) and shall comply with the Eligibility Criteria and the other requirements in the Credit Agreement. The Collateral Manager shall have no obligation to perform any other duties other than as expressly specified herein or in the Credit Agreement or any other Loan Document to which it is a party and the Collateral Manager shall be subject to no implicit obligations of any kind. The Borrower hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for in this Agreement or in the Credit Agreement, but subject in all cases to Section 2(f) herein, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder, (B) to make or cause to be made all necessary transfers of the Collateral Loans, Equity Securities, Eligible Investments and assets held by any SPV Subsidiary in connection with any acquisition, sale or other disposition made pursuant hereto and the Credit Agreement, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement or the Credit Agreement and relating to any Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary. The Borrower hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Borrower in the same manner and with the same force and effect as the managers or officers of the Borrower might or could do in respect of the performance of such services, as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of such services, subject in each case to the other terms of this Agreement. The Borrower hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement and the Credit Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Collateral, this Agreement, the Credit Agreement and the other Loan Documents. Nevertheless, if so requested by the Collateral Manager or by a purchaser of any Collateral Loan, Equity Security or Eligible Investment, the Borrower shall ratify and confirm, or shall cause any SPV Subsidiary to ratify and confirm, any such sale or other disposition by executing and delivering to the Collateral Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, dividends, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower. Notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Borrower’s agent and attorney-in-fact shall automatically cease and terminate upon the effective date of any termination of this Agreement, the resignation of the Collateral Manager pursuant to Section 12 or any removal of the Collateral Manager pursuant to Section 14. Each of the Collateral Manager and the Borrower shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement and the Credit Agreement.

(ii)            The Collateral Manager shall instruct the Borrower with respect to the acquisition of Collateral Loans by the Borrower in accordance with the Credit Agreement.

(iii)           The Collateral Manager shall monitor the Collateral on behalf of the Borrower on an ongoing basis and shall provide or cause to be provided to the Borrower all reports, schedules and other data reasonably available to the Collateral Manager that the Borrower is required to prepare and deliver or cause to be prepared and delivered under the Credit Agreement, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under the Credit Agreement. Pursuant to the terms of the Credit Agreement, the Collateral Administrator shall provide certain reports, schedules and calculations to the Collateral Manager regarding the Collateral Loans. The obligation of the Collateral Manager to furnish such information is subject to the Collateral Manager’s timely receipt of necessary reports and the appropriate information from the Person responsible for the delivery of or preparation of such reports and such information (including without limitation, Obligors of the Collateral Loans, the Rating Agency, the Administrative Agent, the Collateral Agent and the Collateral Administrator) and to any confidentiality restrictions with respect thereto. The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Collateral Manager has no reason to believe is not duly authorized. The Collateral Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Collateral Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Collateral Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine.

(iv)          The Collateral Manager, on behalf of the Borrower, shall be responsible for obtaining, to the extent reasonably practicable and to the extent such information is readily available to it, any information concerning whether a Collateral Loan is a Senior Secured Loan, Second Lien Loan, a Cov-Lite Loan, a DIP Loan or a First Lien/Last Out Loan or has become a Defaulted Loan, a Credit Risk Loan, a Current Pay Obligation or a Credit Improved Loan.

(v)           The Collateral Manager may, subject to and in accordance with the Credit Agreement, as agent of the Borrower and on behalf of the Borrower, take or, if applicable, direct the Collateral Agent to take any of the following actions with respect to a Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary, as applicable:

(A)            purchase or otherwise acquire such Collateral Loan or Eligible Investment;

(B)            retain such Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary;

(C)            sell or otherwise dispose of such Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary (including any assets received by way of Offers, workouts and restructurings on assets owned by the Borrower) in the open market or otherwise;

(D)            if applicable, tender such Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary;

(E)            if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer;

(F)            retain or dispose of any securities or other property (if other than cash) received by the Borrower;

(G)            waive any default with respect to any Defaulted Loan;

(H)            vote to accelerate the maturity of any Defaulted Loan;

(I)              participate in a committee or group formed by creditors of an issuer or a borrower under a Collateral Loan, Eligible Investment, Equity Security or asset held by any SPV Subsidiary;

(J)             after or in connection with the payment in full of all of the Obligations (other than unasserted contingent Obligations) and the termination without replacement or refinancing of the Credit Agreement, advise the Borrower as to when, in the view of the Collateral Manager, it would be in the best interest of the Borrower to liquidate all or a portion of the Borrower’s investment portfolio (and, if applicable, after discharge of the Credit Agreement) and render such assistance as may be necessary or required by the Borrower in connection with such liquidation or any actions necessary to effectuate a payment in full of the Obligations without replacement or refinancing of the Credit Agreement;

(K)            advise and assist the Borrower with respect to the valuation of the Collateral, to the extent required or permitted by the Credit Agreement;

(L)             provide strategic and financial planning (including advice on utilization of assets), financial statements and other similar reports;

(M)           negotiate, modify or amend any loan for the Borrower in connection with a refinancing or payment in full of the Obligations; and

(N)            exercise any other rights or remedies with respect to such Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary as provided in the Related Contracts of the Obligor or issuer with respect to such item of Collateral or the other documents governing the terms of such Collateral or take any other action consistent with the terms of this Agreement or the Credit Agreement which the Collateral Manager reasonably determines to be in the best interests of the Secured Parties.

(vi)          The Collateral Manager may, upon request of the Borrower, retain accounting, tax, counsel and other professional services on behalf of the Borrower or any SPV Subsidiary as may be needed by the Borrower or any such SPV Subsidiary, as applicable.

(vii)         In connection with the acquisition of any Collateral Loan or Participation Interest by the Borrower, the Collateral Manager shall prepare, on behalf of the Borrower, the information required to be delivered to the Collateral Agent pursuant to the Credit Agreement

(viii)        Where the Collateral Manager executes on behalf of the Borrower an agreement or instrument pursuant to which any security interest over any assets of the Borrower is created or released, the Collateral Manager shall promptly give written notice thereof to the Borrower and shall provide the Borrower with such information and/or copy documentation in respect thereof as the Borrower may reasonably require.

(d)            In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Collateral, the Collateral Manager shall carry out any reasonable written directions of the Borrower for the purpose of the Borrower’s compliance with its Constituent Documents and the Credit Agreement; provided that such directions are not inconsistent with any provision of this Agreement or the Credit Agreement by which the Collateral Manager is bound or prohibited by applicable law.

(e)            In providing services hereunder, the Collateral Manager may, without the consent of any party, delegate to third parties (including without limitation its Affiliates) the duties assigned to the Collateral Manager under this Agreement, and employ third parties (including without limitation its Affiliates) to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Borrower, and to perform any of the Collateral Manager’s duties under this Agreement; provided that the Collateral Manager shall not (i) delegate investment decision-making responsibilities to non-Affiliates or (ii) be relieved of any of its duties hereunder regardless of the performance of any services by third parties, including Affiliates.

(f)            Notwithstanding anything herein or any other Loan Document to the contrary, the Collateral Manager shall have no authority to hold (directly or indirectly), or otherwise obtain possession of, any funds or securities of the Borrower (including Collateral Loans or Eligible Investments). The Collateral Manager agrees that any requests regarding the disbursement of any funds in any Covered Account must be made in accordance with the Credit Agreement or other Loan Documents and must be sent to the Collateral Agent and such request shall be made by the Collateral Manager in connection with any acquisition, sale or disposition of the Collateral or otherwise upon the approval of the Borrower.

Without limiting the foregoing, the Collateral Manager shall have no authority to (i) sign checks on the Borrower’s behalf, (ii) deduct fees from any Covered Account, (iii) withdraw funds or securities from any Covered Account, or (iv) dispose of funds in any Covered Account for any purpose other than pursuant to transactions authorized by the Credit Agreement. The Collateral Manager agrees that any requests regarding the disbursement of any funds in any Covered Account must be made in accordance with the Credit Agreement and must be sent to the Collateral Agent. Nothing in this Section 2(f) shall prohibit the Collateral Manager from issuing instructions to the Collateral Agent or Custodian to effect or to settle any bills of sale, assignments, agreements and other instruments in connection with any acquisition, sale or other disposition of any Collateral of the Borrower as permitted by the Credit Agreement.

(g)            To the fullest extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, whenever in this Agreement the Collateral Manager is permitted or required to make a decision in its “sole discretion,” “reasonable discretion” or “discretion” or under a grant of similar authority or latitude, the Collateral Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Borrower, Subordinated Noteholders or any other Person. The intent of granting authority to act in its “discretion” to the Collateral Manager is that no other express consent of another party is required to be obtained by the Collateral Manager when acting pursuant to such grant of authority under this Agreement; provided that any action taken pursuant to such grant of discretion is consistent with the legal, contractual and fiduciary duties owed by the Collateral Manager. If any questions should arise with respect to the operation of the Borrower that are not specifically provided for in the Credit Agreement or this Agreement, or with respect to the interpretation of the Credit Agreement or this Agreement, the Collateral Manager is authorized to make a final determination in its sole discretion with respect to any such question, and its determination and interpretation so made shall be final and binding on all parties.

Section 3.         Purchase and Sale Transactions; Brokerage.

(a)            The Collateral Manager, subject to and in accordance with the Credit Agreement, hereby agrees that it shall cause any Transaction to be conducted on terms and conditions negotiated on an arm’s-length basis and in accordance with applicable law. Except as expressly permitted under the Credit Agreement, no Collateral (other than any Delayed Funding Loans or Revolving Collateral Loans) shall be purchased if such Collateral may give rise to any obligation or liability on the Borrower’s part to take any action or make any payment other than at the Borrower’s option.

(b)            The Collateral Manager will seek to obtain the best execution (but shall have no obligation to obtain the lowest price available) for all orders placed with respect to any Transaction, in a manner permitted by law and in a manner it believes to be in the best interests of the Borrower. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Borrower and may open cash trading accounts with such brokers and dealers; provided that no Collateral may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account. In addition, subject to the first sentence of this paragraph, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager; provided that the Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Collateral Manager in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Collateral with similar orders being made simultaneously for other accounts managed by the Collateral Manager or with accounts of the Affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable judgment such aggregation can be expected to result in an overall economic benefit to the Borrower, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such Collateral on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When a Transaction occurs as part of any aggregate sales or purchase orders, the objective of the Collateral Manager will be to use commercially reasonable efforts to allocate the executions among the accounts in a manner that is fair and equitable and over time the Collateral Manager believes, in its reasonable business judgment, to be appropriate and in accordance with its internal policies and procedures (as such may be amended from time to time, the “Internal Policies”) and applicable law.

(c)            The Borrower acknowledges and agrees that (i) the determination by the Collateral Manager of any benefit to the Borrower will be subjective and will represent the Collateral Manager’s evaluation at the time that the Borrower may/can be expected to be benefited by relatively better purchase or sales prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Collateral Manager shall be fully protected with respect to any such determination to the extent the Collateral Manager acts in accordance with Section 2(a). The Borrower acknowledges and agrees that one or more Affiliates of the Collateral Manager will hold or beneficially own all of the Subordinated Notes on and potentially after the Closing Date and that accounts advised or sub-advised by the Collateral Manager or its Affiliates may act as Lenders or acquire Subordinated Notes and that such investments may give rise to conflicts of interest between the Collateral Manager’s duties to the Borrower under this Agreement and the interests of the Collateral Manager, its Affiliates or its Related Persons.

(d)            Subject to compliance with applicable laws and regulations and subject to the Credit Agreement and the Collateral Manager’s execution obligations described in Sections 3(a), 3(b) and 3(e) and the requirements of Section 5, the Collateral Manager is hereby authorized to effect client cross-transactions where the Collateral Manager causes a Transaction to be effected between the Borrower and another account advised by it or any of its Affiliates; provided that, if and to the extent required by the Advisers Act, such authorization is terminable prior to the initiation of such cross-transaction at the Borrower’s option without penalty. Such termination shall be effective upon receipt by the Collateral Manager of written notice from the Borrower. Subject to the Collateral Manager’s execution obligations described in Sections 3(a), 3(b) and 3(e) and the requirements of Section 5, the Collateral Manager is hereby authorized to effect principal transactions and transactions where the Borrower may invest in securities of issuers in which the Collateral Manager and/or its Affiliates have a debt, equity or participation interest, in each case in accordance with applicable law.

(e)            The Borrower acknowledges and agrees that the Collateral Manager or any of its Affiliates may acquire or sell obligations or securities, for its own account or for the accounts of its customers, without either requiring or precluding the acquisition or sale of such obligations or securities for the account of the Borrower. Such investments may be the same or different from those made on behalf of the Borrower as to direction, amount, timing or other terms. The Borrower acknowledges that the Collateral Manager and its Affiliates may enter into, for their own accounts or for the accounts of others, credit default swaps relating to obligors and issuers with respect to the Collateral Loans included in the Collateral.

Section 4.         Additional Activities of the Collateral Manager.

Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Borrower, the Administrative Agent, the Collateral Agent, any Lender, any other Secured Party or their respective Affiliates or any other Person or entity regardless of whether such business is in competition with the Borrower or otherwise. Without prejudice to the generality of the foregoing, partners, members, shareholders, directors, managers, officers, employees and agents of the Collateral Manager, Affiliates of the Collateral Manager, and the Collateral Manager may:

(a)            serve as managers or directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories for the Borrower or any Affiliate thereof, or for any obligor or issuer in respect of any of the Collateral Loans, Equity Securities or Eligible Investments or any Affiliate thereof, to the extent permitted by their respective Constituent Documents and Related Contracts, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any obligor or issuer in respect of any of the Collateral Loans, Eligible Investments or Equity Securities (or any Affiliate thereof) pursuant to their respective Constituent Documents;

(b)            receive fees for services of whatever nature rendered to the obligor or issuer in respect of any of the Collateral Loans, Eligible Investments or Equity Securities or any Affiliate thereof;

(c)            be retained to provide services unrelated to this Agreement to the Borrower or its Affiliates, and be paid therefor, on an arm’s-length basis;

(d)            be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Borrower or any Affiliate thereof or any obligor or issuer of any Collateral Loan, Eligible Investment or Equity Security or any Affiliate thereof;

(e)            subject to Section 3(b), Section 5 and applicable law sell any Collateral Loan or Eligible Investment to, or purchase or acquire any Collateral Loan, Equity Security or Eligible Investment or asset held by an SPV Subsidiary from, the Borrower while acting in the capacity of principal or agent;

(f)            underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Collateral Loan, Equity Security, Eligible Investment or asset held by any SPV Subsidiary;

(g)            serve as a member of any “creditors’ board”, “creditors’ committee” or similar creditor group with respect to any Collateral Loan, Defaulted Loan, Eligible Investment, Equity Security or asset held by any SPV Subsidiary; or

(h)            act as collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser in collateralized bond obligation vehicles, collateralized loan obligation vehicles and other similar warehousing or financing vehicles or other investment vehicles.

As a result, such individuals may possess information relating to obligors and issuers of Collateral Loans that is (a) not known to or (b) known but restricted as to its use by the individuals at the Collateral Manager responsible for monitoring the Collateral Loans and performing the other obligations of the Collateral Manager under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Borrower and otherwise create conflicts of interest for the Borrower. The Borrower acknowledges and agrees that, in all such instances, the Collateral Manager and its Affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Borrower’s investments and they have no duty, in making or managing such other investments, to act in a way that is favorable to the Borrower.

The Borrower acknowledges that there are generally no ethical screens or information barriers among the Collateral Manager and certain of its Affiliates of the type that many firms implement to separate Persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. The officers or Affiliates of the Collateral Manager may possess information relating to obligors of Collateral Loans that is not known to the individuals at the Collateral Manager responsible for monitoring the Collateral Loans and performing the other obligations under this Agreement. The Collateral Manager may from time to time come into possession of material nonpublic information that limits the ability of the Collateral Manager to effect a transaction for the Borrower, and the Borrower’s investments may be constrained as a consequence of the Collateral Manager’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of its clients, including the Borrower.

Unless the Collateral Manager determines in its sole discretion that a Transaction complies with the provisions of Section 5, the Collateral Manager will not direct the Collateral Agent to acquire or sell securities issued by (i) Persons of which the Collateral Manager, any of its Affiliates or any of its officers, directors or employees are directors or officers, (ii) Persons of which the Collateral Manager, or any of its respective Affiliates act as principal or (iii) Persons about which the Collateral Manager or any of its Affiliates have material non-public information which the Collateral Manager deems would prohibit it from advising as to the trading of such securities in accordance with applicable law.

It is understood that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to or different from those followed by the Collateral Manager with respect to the Collateral and which may own securities or obligations of the same class, or which are of the same type, as the Collateral Loans or the Eligible Investments or other securities or obligations of the obligors or issuers of the Collateral Loans or the Eligible Investments as well as other assets that are the same or similar to other assets owned by the Borrower. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral. Nothing in the Credit Agreement and this Agreement shall prevent the Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those directed by the Collateral Manager to be purchased or sold on behalf of the Borrower. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Owners, their Affiliates or their respective Related Persons or any member of their families or a Person or entity advised by the Collateral Manager may have an interest in a particular transaction or in securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those whose acquisition or sale the Collateral Manager may direct hereunder. If, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to purchase the same Collateral Loans both for the Borrower, and either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or another client of the Collateral Manager, the Collateral Manager will allocate such investment opportunities across such entities for which such opportunities are appropriate consistent with (i) its Internal Policies, as the same may be amended from time to time, (ii) any applicable requirements of the Advisers Act and (iii) any allocation and/or co-investment policy or agreement entered into with any such entity. The Collateral Manager shall use commercially reasonable efforts to allocate such investment opportunities in a manner that will be fair and equitable over time. The Borrower agrees that, in the course of managing the Collateral Loans held by the Borrower, the Collateral Manager may consider its relationships with other Clients (including obligors and issuers) and its Affiliates. The Collateral Manager may decline to make a particular investment for the Borrower in view of such relationships.

The Borrower acknowledges that the Collateral Manager and its Affiliates or their other clients may make and/or hold investments in an obligor’s or issuer’s obligations or securities that may be pari passu, senior or junior in ranking to an investment in such obligor’s or issuer’s obligations or securities made and/or held by the Borrower, or otherwise have interests different from or adverse to those of the Borrower.

Section 5.         Conflicts of Interest.

Subject to compliance with applicable laws and regulations and subject to this Agreement and the Credit Agreement, the Collateral Manager is hereby authorized to effect client cross-transactions where the Collateral Manager may cause the Borrower and direct the Collateral Agent to acquire a Collateral Loan or Eligible Investment from, or sell a Collateral Loan, Equity Security or Eligible Investment to, any client advised by the Collateral Manager or any of its Affiliates for market value (or, in the case of a sale to any such client or its Affiliate, for at least market value) or, in the absence of a readily ascertainable market value, at an amount that is equal to “fair value” (or, in the case of a sale to any such client or its Affiliate, for an amount that is at least equal to “fair value”) as reasonably determined by the Collateral Manager in accordance with its relevant policies and procedures. Subject to compliance with applicable laws and regulations and subject to this Agreement and the Credit Agreement, the Collateral Manager may effect principal transactions where the Collateral Manager may cause the Borrower and direct the Collateral Agent to acquire a Collateral Loan or Eligible Investment from, or sell a Collateral Loan, Equity Security or Eligible Investment to, the Collateral Manager or any of its Affiliates for market value (or, in the case of a sale to the Collateral Manager or its Affiliates, for at least market value) or, in the absence of a readily ascertainable market value, at an amount that is equal to “fair value” (or, in the case of a sale to the Collateral Manager or its Affiliates, for an amount that is at least equal to “fair value”) as reasonably determined by the Collateral Manager in accordance with its relevant policies and procedures; provided that the Collateral Manager shall obtain consent to such transaction from the Independent Review Party following written disclosure thereto prior to settlement of such transaction which shall constitute the consent of the Borrower required under Section 206(3) of the Advisers Act (an "Affiliate Transaction"). Subject to compliance with applicable laws and regulations and subject to this Agreement and the Credit Agreement, the Collateral Manager is hereby authorized to effect agency cross-transactions where the Collateral Manager or any of its Affiliates may act as broker for the Borrower or for the other party in connection with the acquisition of a Collateral Loan or Eligible Investment or disposition or exchange of a Collateral Loan, Equity Security or Eligible Investment and receive compensation therefor; provided that, if and to the extent required by the Advisers Act, such authorization is terminable prior to the completion of such agency cross-transaction at the Borrower’s option without penalty, such termination to be effective upon receipt by the Collateral Manager of written notice from the Independent Review Party. The Collateral Manager and its Affiliates so acting have a potentially conflicting division of loyalties and responsibilities to both parties to such transactions. The Borrower understands and expects that the Collateral Manager will engage in a significant amount of client cross-transactions. The Borrower understands that Collateral Loans or Equity Securities that are fair valued in accordance with the Collateral Manager’s valuation policies generally will not have readily ascertainable market values and that the fair value assigned to such Collateral Loans or Equity Securities, as determined in good faith by the Collateral Manager in accordance with its policies and procedures, may not match the next available and reliable market price or, in retrospect, have been the price at which the Collateral Loan or Equity Security could have been purchased or sold. The Borrower acknowledges that the Collateral Manager or an Affiliate thereof may hold or beneficially own the Subordinated Notes and may act as a Lender. In certain circumstances, the interests of the Borrower and/or the Secured Parties with respect to matters as to which the Collateral Manager is advising the Borrower may conflict with the interests of the Collateral Manager and its Affiliates. The Borrower hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Collateral Manager as described in this Agreement, the Credit Agreement or the Form ADV of the Collateral Manager; provided that nothing in this Section 5 shall be construed as altering the duties of the Collateral Manager as set forth herein, in the Credit Agreement or other Loan Documents to which the Collateral Manager is a party or under applicable law.

At the written request of the Collateral Manager, the Borrower shall establish a conflicts review board or appoint an independent third party to act on behalf of the Borrower (such board or party, an “Independent Review Party”) with respect to Affiliate Transactions. Decisions of any Independent Review Party shall be binding on the Collateral Manager, the Borrower and the Subordinated Noteholders. Any Independent Review Party (i) shall either (A) be the Borrower’s Independent Manager (as defined in the Trust Agreement), (B) be an established financial institution or other financial company with experience in assessing the merits of transactions similar to the Affiliate Transactions or (C) be a review board comprised of one or more individuals selected by the Borrower (or at the request of the Borrower, selected by the Collateral Manager), (ii) shall be required to assess the merits of the Affiliate Transaction and either grant or withhold consent to such transaction in its sole judgment and (iii) shall not be (A) affiliated with the Collateral Manager (other than as a holder or beneficial owner of the Subordinated Notes or as a passive investor in the Borrower or an Affiliate of the Borrower ) or (B) (other than the Borrower’s Independent Manager) involved in the daily management and control of the Borrower. The Borrower (i) shall be responsible for any fees relating to the services provided by any Independent Review Party and shall reimburse members of any Independent Review Party for their out-of-pocket expenses and (ii) may indemnify members of such Independent Review Party to the maximum extent permitted by law, subject to terms and conditions satisfactory to the Collateral Manager. The Independent Review Party as of the Closing Date shall be Ocorian Trust (Cayman) Limited.

Section 6.         Records; Confidentiality.

The Collateral Manager shall maintain or cause to be maintained appropriate books of account and records relating to its services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Borrower, the Administrative Agent, the Collateral Agent, and the independent certified public accountants appointed by the Collateral Manager on behalf of the Borrower pursuant to Section 5.34 of the Credit Agreement at any time during normal business hours and upon not less than three Business Days’ prior notice. The Collateral Manager agrees to the provisions of Sections 5.6(b) and (c) of the Credit Agreement. The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties (excluding the Administrative Agent, the Collateral Agent, the Lenders or the Subordinated Noteholders) except (a) with the prior written consent of the Borrower, (b) such information as a Rating Agency shall reasonably request in connection with its rating of the Loans or supplying credit estimates on any obligation included in the Collateral, (c) in connection with establishing trading or investment accounts or otherwise in connection with effecting Transactions on behalf of the Borrower, (d) as required by (i) applicable law, regulation, court order, or a request by a governmental regulatory agency with jurisdiction over the Collateral Manager or any of its Affiliates or (ii) the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager or any of its Affiliates, (e) to its professional advisors (including, without limitation, legal, tax and accounting advisors), (f) such information as shall have been publicly disclosed other than in known violation of this Agreement or the provisions of the Credit Agreement or the other Loan Documents to which the Collateral Manager is a party or shall have been obtained by the Collateral Manager on a non-confidential basis, (g) such information as is necessary or appropriate to disclose so that the Collateral Manager may perform its duties hereunder, under the Credit Agreement or any other Loan Document or (h) general performance information which may be used by the Collateral Manager, its Affiliates or Owners in connection with their marketing activities. Notwithstanding the foregoing, it is agreed that the Collateral Manager may disclose (a) that it is serving as collateral manager of the Borrower, (b) the nature, aggregate principal amount and overall performance of the Borrower’s assets, (c) the amount of earnings on the Collateral, (d) such other information about the Borrower, the Collateral and the Loans as is customarily disclosed by managers of collateralized loan obligations and warehouses similar to the transactions contemplated by the Loan Documents and (e) each of its respective employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by the Credit Agreement, this Agreement and the related documents and all materials of any kind (including opinions and other tax analyses) that are provided to them relating to such U.S. federal income tax treatment and U.S. income tax structure. For purposes of this Section 6, the Lenders and the Subordinated Noteholders shall not be considered “non-affiliated third parties.”

Nothing in this Section 6 prohibits any Person from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no requirement hereunder to notify the Collateral Manager that any such reports or disclosures have been made.

Section 7.         Obligations of Collateral Manager.

In accordance with the performance standard set forth in Section 2(a), the Collateral Manager shall take care to avoid taking any action that would (a) materially adversely affect the status of the Borrower for purposes of United States federal or state law, or other law applicable to the Borrower, (b) not be permitted by the Borrower’s Constituent Documents, copies of which the Collateral Manager acknowledges the Borrower has provided to the Collateral Manager, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower, including, without limitation, actions which would violate any United States federal, state or other applicable securities law that is known by the Collateral Manager to be applicable to it and, in each case, the violation of which would have a Material Adverse Effect on the Borrower or have a material adverse effect on the ability of the Collateral Manager to perform its obligations hereunder, (d) require registration of the Borrower or the pool of Collateral as an “investment company” under Section 8 of the Investment Company Act, (e) [reserved], or (f) knowingly and willfully adversely affect the interests of the Secured Parties in the Collateral in any material respect (other than (i) as expressly permitted hereunder or under the Credit Agreement or (ii) in connection with any action taken in the ordinary course of business of the Collateral Manager in accordance with its fiduciary duties to its clients). If the Collateral Manager is ordered by the Borrower's beneficial owners or the requisite Lenders or Controlling Parties to take any action which would, or could reasonably be expected to, in each case in its reasonable business judgment, have any such consequences, the Collateral Manager shall promptly notify the Borrower that such action would, or could reasonably be expected to, in each case in its reasonable business judgment, have one or more of the consequences set forth above and shall not take such action unless the Borrower's beneficial owners then request the Collateral Manager to do so and both the Majority Lenders and the Subordinated Noteholders have consented thereto in writing. Notwithstanding any such request, the Collateral Manager shall not take such action unless (1) arrangements satisfactory to it are made to insure or indemnify the Collateral Manager, Affiliates of the Collateral Manager and shareholders, partners, directors, members, managers, officers or employees of the Collateral Manager or such Affiliates from any liability and expense it may incur as a result of such action and (2) if the Collateral Manager so requests in respect of a question of law, the Borrower delivers to the Collateral Manager an opinion of counsel (from a nationally or internationally recognized and reputable outside counsel satisfactory to the Collateral Manager) that the action so requested does not violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower or over the Collateral Manager. Neither the Collateral Manager nor its Affiliates, shareholders, partners, directors, members, managers, officers or employees shall be liable to the Borrower or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance by the Borrower provided for in this Section 7 or Section 10 shall be payable out of the Collateral in accordance with the Priority of Payments, and the Collateral Manager may take into account such Priority of Payments in determining whether any proposed indemnity arrangements contemplated by this Section 7 are satisfactory.

Section 8.         Compensation.

(a)            As compensation for its performance of its obligations as Collateral Manager under this Agreement, the Collateral Manager will be entitled to receive on each Quarterly Payment Date (in accordance with the Priority of Payments), or on any Liquidation Payment Date (in accordance with the order of priority set forth in Section 6.4 of the Credit Agreement), a fee (the “Collateral Management Fee”). The Collateral Management Fee shall be payable on each Payment Date to the extent of the funds available for such purpose in accordance with the applicable Priority of Payments.

The Collateral Management Fee is payable to the Collateral Manager in arrears, on each Payment Date (prorated for the related Interest Period) in an amount equal to 0.25%, per annum (calculated on the basis of the actual number of days in the applicable Interest Period divided by 360) of the arithmetic mean of the Fee Basis Amount as of the close of business on each day during the Interest Period relating to such Payment Date; provided that the Collateral Management Fee payable on any Quarterly Payment Date shall not include any such fee (or any portion thereof) that has been waived or deferred by the Collateral Manager pursuant to this Section 8 no later than the Calculation Date immediately prior to such Quarterly Payment Date.

The Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available. To the extent the Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily deferred or waived by the Collateral Manager), the unpaid portion of the Collateral Management Fee due on such Payment Date (the “Collateral Management Fee Shortfall Amount”) will be automatically deferred for payment on the succeeding Payment Date, with interest, in accordance with the applicable Priority of Payments. Interest on Collateral Management Fee Shortfall Amounts shall accrue at the Prime Rate for the period beginning on the first Payment Date on which the related Collateral Management Fee was due (and not paid) through the Payment Date on which such Collateral Management Fee Shortfall Amount (including accrued interest) is paid.

At the option of the Collateral Manager, by written notice to the Collateral Agent and the Collateral Administrator, no later than the Calculation Date immediately prior to any Quarterly Payment Date, on such Quarterly Payment Date, (i) all or a portion of the Collateral Management Fees or the Collateral Management Fee Shortfall Amount (including accrued interest) due and owing on such Quarterly Payment Date may be deferred for payment on a subsequent Payment Date, without interest (the “Current Deferred Management Fee”) and (ii) all or a portion of the previously deferred Collateral Management Fees or Collateral Management Fee Shortfall Amounts (collectively, the “Cumulative Deferred Management Fee”) may be declared due and payable (to the extent there are sufficient Interest Proceeds and Principal Proceeds therefor) and shall be paid in accordance with the Priority of Payments.

At such time as the Loans are paid in full, all accrued and unpaid Collateral Management Fees, Current Deferred Management Fees, Collateral Management Fee Shortfall Amounts (including accrued interest) and Cumulative Deferred Management Fees (the “Aggregate Collateral Management Fee”) shall be due and payable to the Collateral Manager and shall be paid in accordance with the Priority of Payments.

(b)            The Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive all or any portion of the Collateral Management Fee payable to the Collateral Manager on any Payment Date, notwithstanding that the Collateral Manager may be entitled to such Collateral Management Fee. Any such election shall be made by the Collateral Manager delivering written notice thereof to the Collateral Agent and the Collateral Administrator no later than the Calculation Date immediately prior to such Quarterly Payment Date or, in the case of a Liquidation Payment Date, no later than such time as may be fixed for such notice by the Collateral Agent (at the direction of the Controlling Parties). Any election to waive the Collateral Management Fee may also be made by written standing instructions to the Collateral Agent and the Collateral Administrator; provided that such standing instructions may be rescinded by the Collateral Manager at any time.

(c)            Except as otherwise set forth herein and in the Credit Agreement, the Collateral Manager will continue to serve as collateral manager under this Agreement notwithstanding that the Collateral Manager will not have received amounts due it under this Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the applicable Priority of Payments.

(d)            If this Agreement is terminated for any reason, or the Collateral Manager resigns or is removed, (i) any Collateral Management Fees calculated as provided in Section 8(a) shall be prorated for any partial period elapsing from the last Quarterly Payment Date on which such Collateral Manager received the Collateral Management Fee to the effective date of such termination, resignation or removal and (ii) any unpaid Cumulative Deferred Management Fees and Collateral Management Fee Shortfall Amounts (including related interest) shall be determined as of the effective date of such termination, resignation or removal and, in each case, shall be due and payable on each Payment Date following the effective date of such termination, resignation or removal in accordance with the Priority of Payments until paid in full; provided, however, that, notwithstanding the foregoing or any other provision contained herein, in the event the Collateral Manager’s services terminate other than by reason of an involuntary termination not for cause, then the terminating Collateral Manager shall not be entitled to any deferred Collateral Management Fee on any Payment Date following the date of such termination. Otherwise, such Collateral Manager shall not be entitled to any further compensation hereunder for further services but shall be entitled to receive any expense reimbursement accrued to the effective date of termination, resignation or removal and any indemnity amounts owing (or that may become owing) under Section 10. Any Aggregate Collateral Management Fee expense reimbursement and indemnities owed to such Collateral Manager or owed to any Replacement Collateral Manager on any Payment Date shall be paid pro rata based on the amount thereof then owing to each such Person, subject to the applicable Priority of Payments.

Section 9.         Benefit of the Agreement.

The Collateral Manager shall perform its obligations hereunder and under the Credit Agreement in accordance with the terms of this Agreement and the terms of the Credit Agreement applicable to it. The Collateral Manager agrees and consents to the provisions contained in Article XIII of the Credit Agreement. In addition, the Collateral Manager acknowledges the pledge under the granting clause of the Credit Agreement.

Section 10.       Limits of Collateral Manager Responsibility.

(a)            None of the Collateral Manager, its Affiliates, its Owners or their respective Related Persons (each, a “Collateral Manager Party”) assumes any responsibility under this Agreement except that the Collateral Manager agrees to render the services required to be performed by it hereunder and under the terms of the Credit Agreement applicable to it. The Collateral Manager shall not be responsible for any action or inaction of the Borrower or the Collateral Agent in following or declining to follow any advice, recommendation or direction of the Collateral Manager including as set forth in Section 7. The Collateral Manager Parties shall not be liable to the Borrower, the Administrative Agent, the Collateral Agent, any Lender, any other Secured Party or any of their respective Affiliates, Owners or Related Persons or any other Persons for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgment, assessment, settlement, cost, or other expense (including attorneys’ fees and expenses and court costs) arising out of any investment, or for any other act or omission in the performance of the Collateral Manager’s obligations under or in connection with this Agreement or the terms of any other Loan Document applicable to the Collateral Manager, incurred as a result of actions taken or recommended or for any omissions of the Collateral Manager, or for any decrease in the value of the Collateral, except for liability as and to the extent specified in Section 10(c) to which the Collateral Manager would be subject by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and under the terms of the Credit Agreement (such bad faith, willful misconduct or gross negligence being collectively referred to for purposes of this Section 10 as “Collateral Manager Breaches”). The Collateral Manager shall not be liable for any consequential, indirect, special, punitive, exemplary or treble damages or lost profits hereunder or under the Credit Agreement. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable state or federal law or any rules or regulations adopted thereunder.

(b)            The Borrower shall indemnify and hold harmless the Collateral Manager Parties from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, “Losses”) and will promptly reimburse each such Collateral Manager Party for all reasonable fees and expenses incurred by a Collateral Manager Party with respect thereto (including reasonable fees and expenses of counsel) (collectively, “Expenses”) arising out of or in connection with the extensions of the Loans and the issuance of the Subordinated Notes, the transactions contemplated by the Credit Agreement, this Agreement, the other Loan Documents and any acts or omissions of any such Collateral Manager Party; provided that such Collateral Manager Party shall not be indemnified for any Losses or Expenses incurred as a result of any Collateral Manager Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Borrower under Section 10 to indemnify any Collateral Manager Party for any Losses or Expenses are non-recourse obligations of the Borrower payable solely out of the Collateral in accordance with the Priority of Payments set forth in the Credit Agreement.

(c)            The Collateral Manager shall indemnify and hold harmless the Borrower, its Affiliates and Owners and their respective Related Persons (in each such case, a “Borrower Indemnified Party”) from and against any and all Losses and will promptly reimburse each such Borrower Indemnified Party for all Expenses arising out of or in connection with a Collateral Manager Breach; provided that such Borrower Indemnified Party shall not be indemnified for any Losses or Expenses incurred as a result of any acts or omissions by such Borrower Indemnified Party that constitute bad faith, willful misconduct or gross negligence by such Borrower Indemnified Party hereunder or under the terms of any other Loan Document applicable to it. No partners, members, managers, stockholders, directors, officers, employees or agents of the Collateral Manager shall be liable for the Collateral Manager’s obligations hereunder.

Section 11.       No Joint Venture.

The Borrower and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager shall be deemed, for all purposes herein, an independent contractor and shall, except as otherwise expressly provided herein or in the Credit Agreement or authorized by the Borrower from time to time, have no authority to act for or represent the Borrower in any way or otherwise be deemed an agent of the Borrower. It is acknowledged that neither the Collateral Manager nor any of its Affiliates has provided or shall provide any tax, accounting or legal advice or assistance to the Borrower or any other Person in connection with the transactions contemplated hereby.

Section 12.       Term; Termination.

(a)            This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the final liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Secured Parties, (ii) the payment in full of the Obligations, and the satisfaction and discharge of the Credit Agreement in accordance with its terms or (iii) the early termination of this Agreement in accordance with Section 12(b) or (e) or Section 14.

(b)            Subject only to clause (c) below, the Collateral Manager may resign, upon 90 days’ prior written notice to the Borrower (or such shorter notice as is acceptable to the Borrower and the Controlling Parties), the Controlling Parties, the Administrative Agent and the Collateral Agent; provided that the Collateral Manager shall have the right to resign immediately upon the effectiveness of any material change in applicable law or regulations which renders the performance by the Collateral Manager of its duties hereunder or under the Credit Agreement to be a violation of such law or regulation.

(c)            Notwithstanding the provisions of clause (b) above, no resignation or removal of the Collateral Manager or termination of this Agreement pursuant to such clause shall be effective until the date as of which a Replacement Collateral Manager (as defined below) shall have been appointed and approved in accordance with Section 12(d) and has accepted all of the Collateral Manager’s duties and obligations pursuant to this Agreement in writing (an “Instrument of Acceptance”) and has assumed such duties and obligations.

(d)            Promptly after notice of any removal under Section 14 or any resignation of the Collateral Manager that is to take place prior to the date on which all of the Obligations (other than unasserted contingent obligations) have been paid in full, the Borrower shall transmit copies of such notice to the Collateral Agent and the Administrative Agent (which shall forward a copy of such notice to the Lenders) and each Rating Agency then rating any of the Loans and upon receipt of such notice, the Administrative Agent may, (i) appoint an Approved Replacement Collateral Manager as the Collateral Manager under this Agreement and, in such case, all authority, power, rights and obligations of the Collateral Manager shall pass to and be vested in such Approved Replacement Collateral Manager or (ii) with the prior written consent of the Borrower, appoint a new Collateral Manager that is not an Approved Replacement Manager (in each case, the “Replacement Collateral Manager”), which appointment shall take effect upon the Replacement Collateral Manager accepting such appointment by delivery an Instrument of Acceptance to the Borrower, the Collateral Agent, the Administrative Agent and the removed Collateral Manager.

(e)            In the event that a Replacement Collateral Manager has not accepted its appointment within 90 days (or, in the event of a change in applicable law or regulation which renders the performance by the Collateral Manager of its duties under this Agreement or the Credit Agreement to be a violation of such law or regulation, within 30 days) following the termination or resignation of the Collateral Manager, any of the Collateral Manager, the Subordinated Noteholders and the Controlling Parties shall have the right to petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral as the Replacement Collateral Manager hereunder, in any such case, whose appointment shall become effective after such Replacement Collateral Manager has accepted its appointment and without the consent of any Lender or any Subordinated Noteholder.

(f)            The Replacement Collateral Manager shall be entitled to the Collateral Management Fee set forth in Section 8(a) and no compensation payable to such Replacement Collateral Manager shall be greater than as set forth in Section 8(a) without the prior written consent of 100% of the Lenders and the Subordinated Noteholders, including Borrower Affiliated Lenders. Upon the later of the expiration of the applicable notice periods with respect to termination specified in this Section 12 or in Section 14 and the acceptance of its appointment hereunder by the Replacement Collateral Manager, all authority and power of the Collateral Manager hereunder, whether with respect to the Collateral or otherwise, shall automatically and without action by any person or entity pass to and be vested in the Replacement Collateral Manager and the Replacement Collateral Manager shall be the Collateral Manager hereunder. The Borrower, the Administrative Agent, the Collateral Agent and the Replacement Collateral Manager shall take such action (or the Borrower shall cause the outgoing Collateral Manager to take such action) consistent with this Agreement and as shall be necessary to effect any such succession.

(g)            If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in clause (h) below.

(h)            Sections 6, 7 (with respect to any indemnity or insurance provided thereunder), 10, 12(h), 15, 17, 21, 22, 23 and 25 shall survive any termination of this Agreement pursuant to this Section 12 or Section 14.

Section 13.       Assignments.

(a)            Except as otherwise provided in this Section 13, the Collateral Manager may not assign or delegate (except as provided in Section 2(e)) its rights or responsibilities under this Agreement unless (i) the Rating Condition has been satisfied with respect thereto, (ii) the consent of the Borrower has been obtained with respect thereto and (iii) such assignment or delegation has not been disapproved in writing by (A) the Subordinated Noteholders and (B) for an assignment to any person who is not an Affiliate of the Collateral Manager that is a Registered Investment Adviser, the Controlling Parties within 30 days’ notice of such assignment. The Collateral Manager shall not be required to obtain such consents or satisfy such condition with respect to a change of control transaction that is deemed to be an assignment within the meaning of Section 202(a)(1) of the Advisers Act at the time of any such transaction; provided that, if the Collateral Manager is a Registered Investment Adviser, the Collateral Manager shall obtain the consent of the Borrower to such assignment, in a manner consistent with SEC Staff interpretations of Section 205(a)(2) of the Advisers Act.

(b)            The Collateral Manager may without satisfaction of the Rating Condition, without obtaining the consent of any Lender or Subordinated Noteholder and, so long as such assignment or delegation does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act during such time as the Collateral Manager is a Registered Investment Adviser, without obtaining the prior consent of the Borrower, (1) assign any of its rights or obligations under this Agreement to an Affiliate; provided that such Affiliate (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement and the other Loan Documents to which the Collateral Manager is a party, (ii) has the legal right and capacity to act as Collateral Manager under this Agreement and (iii) shall not cause the Borrower or the pool of Collateral to become required to register under the provisions of the Investment Company Act or (2) enter into (or have its parent enter into) any consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, another entity; provided further that, at the time of such consolidation, merger, amalgamation or transfer the resulting, surviving or transferee entity assumes all the obligations of the Collateral Manager under this Agreement generally and the other entity is solely a continuation of the Collateral Manager in another corporate or similar form and has substantially the same staff; provided further that the Collateral Manager shall deliver prior notice (which may be via e-mail) to each Rating Agency then rating the Loans, the Administrative Agent and the Collateral Agent of any assignment, delegation or combination thereof made pursuant to this sentence. Upon the execution and delivery of any such assignment by the assignee, the Collateral Manager will be released from further obligations pursuant to this Agreement except with respect to its obligations and agreements arising under Sections 10, 12(g), 17, 21 through 24, and 26 in respect of acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 15 after such assignment.

(c)            This Agreement shall not be assigned by the Borrower without (i) the prior written consent of (A) the Collateral Manager, (B) the Subordinated Noteholders and (C) the Majority Lenders and (ii) satisfaction of the Rating Condition, except in the case of assignment by the Borrower (1) to an entity which is a successor to the Borrower permitted under the Credit Agreement, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Borrower is bound thereunder or (2) to the Collateral Agent as contemplated by the granting clause of the Credit Agreement. The Borrower has assigned its rights, title and interest in (but not its obligations under) this Agreement to the Collateral Agent pursuant to the Credit Agreement; and the Collateral Manager by its signature below agrees to, and acknowledges, such assignment. Upon assignment by the Borrower, the Borrower shall use reasonable efforts to cause such assignee to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.

(d)            The Borrower shall provide to each Rating Agency then rating the Loans, the Collateral Agent (who shall provide a copy of such notice to the Subordinated Noteholders and any Borrower Affiliated Lenders) and the Administrative Agent (who shall provide a copy to the Lenders (other than any Borrower Affiliated Lender)) with prior notice of any assignment pursuant to this Section 13.

Section 14.       Removal for Cause.

(a)            The Collateral Manager may be removed for Cause upon 30 Business Days’ prior written notice by the Borrower (“Termination Notice”) at the direction of the Majority Lenders or the Subordinated Noteholders. Simultaneous with its direction to the Borrower to remove the Collateral Manager for Cause, the Subordinated Noteholders or the Majority Lenders, as applicable, shall give to the Borrower a written statement setting forth the reason for such removal (“Statement of Cause”). The Borrower shall deliver to the Collateral Agent (who shall provide a copy to the Subordinated Noteholders and any Borrower Affiliated Lenders) and the Administrative Agent (who shall provide a copy to the Lenders (other than any Borrower Affiliated Lenders)) a copy of the Termination Notice and the Statement of Cause within five Business Days of receipt. No such removal shall be effective (A) until the date as of which a Replacement Collateral Manager shall have been appointed in accordance with Sections 12(d) and (e) and delivered an Instrument of Acceptance to the Borrower and the removed Collateral Manager and the Replacement Collateral Manager has effectively assumed all of the Collateral Manager’s duties and obligations and (B) unless the Statement of Cause has been delivered to the Borrower as set forth in this Section 14(a). “Cause” means any of the following:

(i)            the Collateral Manager shall willfully and intentionally violate, or takes any action that it actually knows breaches, any material provision of this Agreement or the Credit Agreement applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions);

(ii)            the Collateral Manager shall breach any material provision of this Agreement or any terms of the Credit Agreement applicable to it (other than as covered by clause (i) and it being understood that failure to meet any Concentration Limitation, component of the Collateral Quality Test or Coverage Test is not a breach for purposes of this clause (ii)), which breach would reasonably be expected to have a Material Adverse Effect on the Lenders and shall not cure such breach (if capable of being cured) within 30 days after the earlier to occur of a Responsible Officer of the Collateral Manager receiving notice or having actual knowledge of such breach, unless, if such breach is remediable, the Collateral Manager has taken action commencing the cure thereof within such 30 day period that the Collateral Manager believes in good faith will remedy such breach within 60 days after the earlier to occur of a Responsible Officer receiving notice or having actual knowledge thereof;

(iii)           the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Credit Agreement to be correct in any material respect when made which failure (A) would reasonably be expected to have a Material Adverse Effect on the Lenders and (B) is not corrected by the Collateral Manager within 45 days of a Responsible Officer of the Collateral Manager receiving notice of such failure, unless, if such failure is remediable, the Collateral Manager has taken action commencing the cure thereof within such 45 day period that the Collateral Manager believes in good faith will remedy such failure within 75 days after the earlier to occur of a Responsible Officer receiving notice thereof or having actual knowledge thereof; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate and the sale or other disposition of any asset that did not satisfy the definition of "Collateral Loan" shall cure any breach or failure arising therefrom as of the date of such failure;

(iv)          the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for 60 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, or similar law, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for 60 days;

(v)           the occurrence and continuation of an Event of Default pursuant to Section 6.1(a), (b), (c), (d), (i), (j) or (k) under the Credit Agreement that results primarily from any material breach by the Collateral Manager of its duties under this Agreement or under the Credit Agreement which breach or default is not cured within any applicable cure period; or

(vi)          (A) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services, or (B) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of 30 days after such indictment; provided that any indictment arising from practices that have become the subject of contemporaneous actions against multiple investment advisers shall not constitute “Cause” for purposes of this clause (vi) if the Collateral Manager enters into an agreement of settlement with any authority that has commenced an indictment, which agreement is entered into without prejudice within the 90 days following such indictment.

(b)            If any of the events specified in clauses (a)(i) through (vi) of this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, and each Rating Agency then rating the Loans; provided that if any of the events specified in Section 14(a)(iv) shall occur, the Collateral Manager shall give written notice thereof to the Borrower, the Collateral Agent, the Administrative Agent and each Rating Agency then rating the Loans immediately upon the Collateral Manager’s becoming aware of the occurrence of such event. The Majority Lenders may waive any event described in Section 14(a)(i), (ii), (iii), (v) or (vi) as a basis for termination of this Agreement and removal of the Collateral Manager under this Section 14. In no event will the Collateral Agent be required to determine whether or not Cause exists for the removal of the Collateral Manager.

(c)            Unless all Lenders are Borrower Affiliated Lenders, Borrower Affiliated Lenders will be disregarded and have no voting rights with respect to any vote in respect of (i) the removal of the Collateral Manager for “cause” under this Section 14 and (ii) the waiver of any event constituting “cause” as a basis for termination of this Agreement and removal of the Collateral Manager, and the Loans of such Lenders will be deemed not to be outstanding in connection with any such vote, except that only Loans that an officer of the Administrative Agent actually knows, based solely on transfer certificates received pursuant to the Credit Agreement, to be held by Borrower Affiliated Lenders shall be so disregarded. Borrower Affiliated Lenders will have voting rights with respect to all other matters as to which the holders of the Loans are entitled to vote.

(d)            If the Collateral Manager is removed pursuant to this Section 14, the Borrower shall have, in addition to the rights and remedies set forth in this Agreement, all of the rights and remedies available with respect thereto at law or equity.

Section 15.       Obligations of Resigning or Removed Collateral Manager.

(a)            On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall (at the Borrower’s expense):

(i)            deliver to the Borrower or to such other Person as the Borrower shall instruct all property and documents of the Borrower or otherwise relating to the Collateral then in the custody of the Collateral Manager;

(ii)            deliver to the Collateral Agent an accounting with respect to the books and records delivered to the Collateral Agent or the Replacement Collateral Manager appointed pursuant to Section 12; and

(iii)           agree to cooperate with all reasonable requests related to any proceedings, even after its resignation or removal, which arise in connection with this Agreement or the Credit Agreement, assuming the Collateral Manager has received an indemnity in form reasonably satisfactory to the Collateral Manager from an entity reasonably satisfactory to the Collateral Manager, and expense reimbursement reasonably satisfactory to the Collateral Manager.

(b)            Notwithstanding such resignation or removal, the Collateral Manager shall remain liable for its obligations under Section 10 and its acts or omissions giving rise thereto and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a Collateral Manager Breach, subject to the limitations of liability set forth in Section 10.

Section 16.       Representations and Warranties.

(a)            The Borrower hereby represents and warrants to the Collateral Manager as follows:

(i)            The Borrower has been duly formed and is validly existing under the laws of the State of Delaware, has the full power and authority to own its assets and the securities proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Credit Agreement, the Loans and the Subordinated Note Documents require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect on the Borrower.

(ii)           The Borrower has full power and authority to execute, deliver and perform all of its obligations under this Agreement, the Credit Agreement, the Loans and the Subordinated Note Documents and has taken all necessary action to authorize this Agreement and the execution and delivery of this Agreement and the performance of all obligations imposed upon it hereunder, and, as of the Closing Date, will have taken all necessary action to authorize the Credit Agreement, the Loans and the Subordinated Note Documents and the execution, delivery and performance of this Agreement, the Credit Agreement, the Loans and the Subordinated Note Documents and the performance of all obligations imposed upon it hereunder or thereunder. No consent of any other Person including, without limitation, beneficial owners and creditors of the Borrower, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than any filings pursuant to the UCC required under the Credit Agreement and necessary to perfect any security interest granted thereunder) or declaration with, any governmental authority is required by the Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Credit Agreement, the Loans and the Subordinated Note Documents or the obligations imposed upon the Borrower hereunder and thereunder. This Agreement has been, and each instrument and document to which the Borrower is a party required hereunder or under the Credit Agreement, the Loans and the Subordinated Note Documents will be, executed and delivered by a Responsible Officer of the Borrower, and this Agreement constitutes, and each instrument or document required hereunder to which the Borrower is a party, when executed and delivered hereunder, will constitute, the legally valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, receivership, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Borrower and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii)          The execution, delivery and performance of this Agreement and the documents and instruments required hereunder and under the Credit Agreement will not violate any provision of any existing law or regulation binding on the Borrower, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Borrower, or the Constituent Documents of, or any securities issued by, the Borrower or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Borrower is a party or by which the Borrower or any of its assets may be bound, the violation of which would have a Material Adverse Effect on the Borrower, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Credit Agreement).

(iv)          The Borrower is not in violation of its Constituent Documents or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Borrower or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Credit Agreement applicable to the Borrower, or the performance by the Borrower of its duties hereunder or thereunder.

(v)           The Borrower acknowledges that it has received Part 2A, and relevant Part 2B, of the Collateral Manager’s Form ADV filed with the Securities and Exchange Commission, as required by Rule 204-3 under the Advisers Act, prior to execution of this Agreement.

(b)            The Collateral Manager hereby represents and warrants to the Borrower, as of the date hereof, as follows:

(i)            The Collateral Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the ability of the Collateral Manager to perform its obligations under this Agreement and the other Loan Documents to which it is a party applicable to the Collateral Manager, or on the validity or enforceability of this Agreement and other Loan Documents to which it is a party.

(ii)            The Collateral Manager has full power and authority to execute and deliver this Agreement and to perform all of its obligations required hereunder and under the provisions of the other Loan Documents to which it is a party applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution and delivery of this Agreement and the performance of all obligations required hereunder and under the terms of the other Loan Documents to which it is a party applicable to the Collateral Manager. No consent of any other Person, including, without limitation, members and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager or any Affiliate thereof in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations imposed on the Collateral Manager hereunder or under the terms of the other Loan Documents to which it is a party applicable to the Collateral Manager other than those which have been obtained or made. No representation is made herein with respect to the requirements of state securities laws or regulations. This Agreement has been executed and delivered by a Responsible Officer of the Collateral Manager, and this Agreement constitutes the valid and legally binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii)           The execution, delivery and performance of this Agreement and the terms of the other Loan Documents to which the Collateral Manager is a party applicable to the Collateral Manager will not violate any provision of any existing law or regulation binding on the Collateral Manager (except that no representation is made herein with respect to the requirements of state securities laws or regulations), or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Constituent Documents of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or which would reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder or under the other Loan Documents to which it is a party.

(iv)          There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the actual knowledge of the Collateral Manager, threatened, that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement or the provisions of the other Loan Documents to which it is a party applicable to the Collateral Manager.

(c)            To the Collateral Manager’s knowledge, no event constituting Cause hereunder has occurred and is continuing.

(d)            The Collateral Manager makes no representation, express or implied, with respect to the Borrower.

(e)            The Collateral Manager is a “registered investment adviser” for purposes of the Advisers Act.

Section 17.       Limited Recourse; No Petition.

The Collateral Manager hereby agrees that it shall not institute against, or join any other Person in instituting against the Borrower or any SPV Subsidiary any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under United States federal or state or other bankruptcy or similar laws until at least one year (or, if longer, the applicable preference period then in effect) plus one day after payment in full of all Obligations issued under the Credit Agreement and any securities issued by the Borrower that refinance any of the Obligations; provided that nothing in this Section 17 shall preclude the Collateral Manager from (A) taking any action prior to the expiration of such applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Borrower or any SPV Subsidiary or (y) any insolvency proceeding filed or commenced against the Borrower or any SPV Subsidiary by any Person other than the Collateral Manager or any Affiliate of the Collateral Manager or (B) commencing against the Borrower or any SPV Subsidiary or any of their respective properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The Collateral Manager hereby acknowledges and agrees that the Borrower’s obligations hereunder will be solely the statutory trust obligations of the Borrower, and that the Collateral Manager will not have any recourse to any of the managers, trustees, beneficial owners, officers, employees, shareholders or Affiliates of the Borrower with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any Transactions contemplated hereby. Notwithstanding any other provisions hereof or of any other transaction document, recourse in respect of any obligations of the Borrower to the Collateral Manager hereunder or thereunder will be limited to the Collateral as applied in accordance with the Priority of Payments pursuant to the Credit Agreement and, on the exhaustion of the Collateral, all claims against the Borrower arising from this Agreement or any Loan Document or any Transactions contemplated hereby or thereby shall be extinguished and shall not revive. This Section 17 shall survive the termination of this Agreement for any reason whatsoever.

Section 18.       Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopier notice, when received in legible form, addressed as set forth below:

(a)            If to the Borrower:

GCP SG Warehouse 2022-1
c/o Golub Capital Private Credit Fund
200 Park Avenue, 25th Floor

New York, New York 10166

Telephone No.: (212) 750-6060
Telecopier No.: (212) 750-5505
Attention: David Golub

(b)            If to the Collateral Manager:

GC Advisors LLC

200 Park Avenue, 25th Floor

New York, New York 10166

Telephone No.: (212) 750-6060
Telecopier No.: (212) 750-5505
Attention: David Golub

with a copy to:

Dechert LLP
300 South Tryon Street
Suite 800
Charlotte, NC 28202
Telephone No.: (704) 339-3100
Telecopier No.: (704) 339-3101
Attention: John Timperio

(c)            If to the Collateral Agent:

Wilmington Trust, National Association

1100 North Market Street

Rodney Square North

Wilmington, DE 19890-1605

Email: GolubCapital@WilmingtonTrust.com

Attention: Corporate Trust Administration – GCP SG Warehouse 2022-1

(d)            If to the Lenders:

At their respective addresses set forth in each such Lender’s respective Administrative Questionnaire, as applicable.

(e)            If to the Subordinated Noteholders:

At their respective addresses set forth in their respective Subscription Agreements.

Any party may change the address or telecopy number to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address or telecopy number in conformity with the provisions of this Section 18 for the giving of notice.

Section 19.       Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided herein.

Section 20.       Entire Agreement; Amendment.

(a)            This Agreement, the Credit Agreement and the other Loan Documents which the Collateral Manager is a party to contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(b)            This Agreement may not be modified, supplemented or amended other than by an agreement in writing executed by the parties hereto and the Controlling Parties in accordance with the requirements set forth in Section 12.5 of the Credit Agreement.

Section 21.       Governing Law.

THIS AGREEMENT AND ANY DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN AS SET FORTH IN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 22.       Submission to Jurisdiction.

With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement, the Loans, the Subordinated Note Documents or the Credit Agreement (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

The Collateral Manager irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the Collateral Manager in New York, New York. The Borrower hereby irrevocably designates and appoints CT Corporation System as the agent of the Borrower to receive on its behalf service of all process brought against it with respect to any such action or proceeding in any such court in the State of New York, such service being hereby acknowledged by the Borrower to be effective and binding on it in every respect. If for any reason such agent shall cease to be available to act as such, then the Borrower shall promptly designate a new agent in the City of New York.

Section 23.       Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

Section 24.       Conflict with the Credit Agreement.

In respect of any conflict between the terms of this Agreement and the Credit Agreement or actions required under the terms of the Credit Agreement and the terms of this Agreement, the terms of the Credit Agreement shall control.

Section 25.       Subordination; Assignment of Agreement.

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Section 6.4 and Article IX of the Credit Agreement as if the Collateral Manager were a party to the Credit Agreement and hereby consents to the assignment of this Agreement as provided in Article XIII of the Credit Agreement.

Section 26.       Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27.       Costs and Expenses.

Except as otherwise agreed to by the parties hereto, the costs and expenses (including the fees and disbursements of counsel and accountants but excluding all overhead costs and employees’ salaries) of the Collateral Manager and of the Borrower incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Borrower. The Borrower will reimburse the Collateral Manager for expenses including fees and out-of-pocket expenses reasonably incurred by the Collateral Manager in connection with the services provided under this Agreement including, without limitation, (a) legal advisers, consultants, rating agencies, accountants, brokers and other professionals retained by the Borrower or the Collateral Manager (on behalf of the Borrower), (b) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services directly related to the management of the Collateral, (c) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager), insurance premiums or expenses, (d) any and all costs and expenses incurred in connection with the acquisition, disposition of investments on behalf of the Borrower (whether or not actually consummated) and management thereof, including attorneys’ fees and disbursements, (e) any fees, expenses or other amounts payable to any Rating Agency, (f) preparing reports to Lenders, (g) reasonable travel expenses (including without limitation airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Collateral Manager of its obligations under duties pursuant this Agreement and the Credit Agreement, (h) expenses and costs in connection with any meetings with current or prospective Lenders, (i) any broker or brokers in consideration of brokerage services provided to the Collateral Manager in connection with the sale or purchase of any Collateral Loan, Equity Security, Eligible Investment, asset held by an SPV Subsidiary or other assets received in respect thereof, (j) bookkeeping, accounting or recordkeeping services obtained or maintained with respect to the Borrower (including those services rendered at the behest of the Collateral Manager), (k) software programs licensed from a third party and used by the Collateral Manager in connection with servicing the Collateral, (l) fees and expenses incurred in obtaining the Market Value of Collateral Loans (including without limitation fees payable to any nationally recognized pricing service), (m) audits incurred in connection with any consolidation review, (n) any extraordinary costs and expenses incurred by the Collateral Manager in the performance of its obligations under this Agreement and the Credit Agreement and (o) as otherwise agreed upon by the Borrower and the Collateral Manager. In addition, the Borrower will pay or reimburse the costs and expenses (including fees and disbursements of counsel and accountants) of the Collateral Manager and the Borrower incurred in connection with or incidental to the entering into of this Agreement or any amendment thereof. The fees and expenses payable to the Collateral Manager on any Payment Date are payable only as described under the Priority of Payments and otherwise in accordance with the terms of the Credit Agreement.

Section 28.       Third Party Beneficiary.

The parties hereto agree that the Collateral Agent on behalf of the Secured Parties shall be a third party beneficiary of this Agreement, and shall be entitled to rely upon and enforce such provisions of this Agreement to the same extent as if it were a party hereto. For the avoidance of doubt, the Lenders will not be third party beneficiaries of this Agreement except through the Collateral Agent and as explicitly set forth herein.

Section 29.       Titles Not to Affect Interpretation.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 30.       Execution in Counterparts.

This Agreement may be executed in any number of counterparts by telegraphic or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 31.       Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 32.       Gender.

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 33.       Communications with Rating Agencies.

The Collateral Manager shall, on behalf of the Borrower, take all steps required for the Borrower to comply with its obligations under the Credit Agreement and under the rating application letter and any related side letters, in each case in respect of Rule 17g-5 under the Exchange Act.

Section 34.       Assignment and Assumption.

(a)            Pursuant to Section 13(b) of the Existing Agreement and subject to the terms and conditions set forth herein, GC Investment hereby irrevocably assigns to GC Advisors, and GC Advisors hereby assumes, all of GC Investment’s rights, powers, duties, responsibilities and obligations as Collateral Manager under the Existing Agreement, as amended and restated by this Agreement, effective as of the date hereof.

(b)            GC Advisors hereby irrevocably accepts the assignment of such rights, powers, duties, responsibilities and obligations as Collateral Manager under the Existing Agreement, as amended and restated by this Agreement, upon the terms and conditions set forth therein; provided, however, that GC Investment shall not be released from any liability with respect to any action taken or omitted by GC Investment prior to the effectiveness of the assignment and the GC Advisors shall not be liable for any actions taken or omitted to be taken by GC Investment or otherwise, prior to the effectiveness of the assignment.

(c)            By its signature hereto, the Borrower hereby consents to such assignment by GC Investment to GC Advisors.

Section 35.       Existing Agreement.

The parties acknowledge and agree that the Existing Agreement is hereby amended and replaced in its entirety by this Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.

GCP SG Warehouse 2022-1,
as Borrower

By:	Golub Capital Private Credit Fund, its trust
manager

By:	/s/ Christopher C. Ericson
Name: Christpher C. Ericson
Title: Chief Financial Officer

GCP SG Warehouse 2022-1
A&R Collateral Management Agreement

GC ADVISORS LLC,
as Collateral Manager

By:	/s/ Thomas J. Shinnick
Name: Thomas J. Shinnick
Title: Authorized Signatory

GCP SG Warehouse 2022-1
A&R Collateral Management Agreement

CONSENTED TO BY:

GC INVESTMENT MANAGEMENT LLC

By:	/s/ Dawn K. Nelson
Name: Dawn K. Nelson
Title: Authorized Signatory

GCP SG Warehouse 2022-1
A&R Collateral Management Agreement